UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549



                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of report (Date of earliest event reported): February 2, 2000



                              KENETECH CORPORATION
             (Exact Name of registrant as specified in its charter)


                                    Delaware
                 (State or other jurisdiction of incorporation)


        33-53132                                                94-3009803
 (Commission File Number)                                   (I.R.S. Employer
                                                           Identification No.)


  500 Sansome Street, Suite 410
  San Francisco, California                                       94111
(Address of principal executive offices)                       (Zip Code)


                                 (415) 398-3825
              (Registrant's telephone number, including area code)








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Item 5.  Other Events.

     On February 2, 2000, plaintiffs Robert L. Kohls and Louise A. Kohls filed two actions in the Court of Chancery of the State of Delaware In and For New Castle County, against defendants KENETECH Corporation (the "Registrant"), Angus
M. Duthie, Mark D. Lerdal, Gerald R. Alderson and Charles Christenson.

     Plaintiffs allege that they were beneficial owners of Preferred Redeemable Increased Dividend Equity Securities, 8-1/4% PRIDES, Convertible Preferred Stock, par value $0.01 per share (the "PRIDES") of the Registrant, that mandatorily converted, on May 14, 1998, into common stock, par value $0.0001 per share ("Common Stock"), of the Company.

     The first action is purportedly brought as a class action on behalf of the named plaintiffs and all other persons who owned the PRIDES as of May 13, 1998, and plaintiffs allege, among other things, that defendants breached the terms of the Registrant's Certificate of Designations, Preferences, Rights and Limitations under which the PRIDES were issued and breached their fiduciary duty to protect the interests of the holders of the PRIDES prior to the PRIDES mandatory conversion. Plaintiffs are seeking, among other things, certification of the action as a class action and a declaration that the holders of PRIDES are entitled to be paid a liquidation preference of up to $1,012.50 per share of PRIDES or, in the alternative, a judgment in the amount that would have otherwise been attributed to the PRIDES up to $1,012.50 per share.

     The second action is purportedly brought as a derivative action on behalf of the Registrant and plaintiffs generally allege that the purchase of the Registrant's Common Stock by defendant Mark D. Lerdal in December 1997 was a corporate opportunity and that such Common Stock should have been instead purchased by the Registrant. Plaintiffs are seeking, among other things, a declaration that the purchase of the Common Stock by defendant Lerdal constituted the taking of a corporate opportunity and is null and void and an order requiring Defendant Lerdal to transfer the Common Stock to the Registrant for the consideration he paid or, to the extent the Common Stock may not be transferred to the Registrant, damages for the fair value of the Common Stock.

     The Registrant intends to vigorously defend each of these actions.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       KENETECH Corporation
                                       (Registrant)




Date:   February 3, 2000               By: _________________________________
                                           Mark D. Lerdal
                                           President and Chief Executive Officer



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